Pricing Supplement dated:  11/29/2000                        Rule 424 (b) 3
to Prospectus dated: JUNE 6, 2000                            File No.  333-84179

                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE

-----------------------------------------------------------------------------------------
Principal Amount:                 $75,000,000           Initial Interest Rate: 6.98375%
Agent's Discount or Commission:   $   187,500           Original Issue Date:   12/04/2000
Net Proceeds to Issuer:           $74,812,500           Stated Maturity Date:  12/04/2002
-----------------------------------------------------------------------------------------

Calculation Agent:  BANK OF NEW YORK

Interest Calculation:
[X] Regular Floating Rate Note        [ ] Floating Rate/Fixed Rate Note        .
[ ] Inverse Floating Rate Note                   (Fixed Rate Commencement Date):
        (Fixed Interest Rate):    %              (Fixed Interest Rate):        %

Interest Rate Basis:
[ ] CD Rate                       [ ] Prime Rate                           [ ] Federal Funds Rate
[ ] Commercial Paper Rate         [X] Libor                                [ ] Treasury Rate
[ ] CMT Rate                      [ ] 11th District Cost of Funds Rate

If Libor, Designated Libor page:                                         If CMT Rate:
           [ ] Reuters Page                                                    Designated CMT Telerate Page
           [X] Telerate Page: 3750                                             Designated CMT Maturity Index:
           Designated Libor Currency: USD

Initial Interest Reset Date:  12/04/2000                                        Spread (+/-):  + 18 BPS
Interest Reset Date(s): ON THE 4TH OF EVERY MONTH, COMMENCING 01/04/2001        Spread Multiplier: N/A
Interest Payment Date(s): ON THE 4TH OF EVERY MONTH, COMMENCING 01/04/2001      Maximum Interest Rate:  % N/A
Index Maturity:   1 MONTH                                                       Minimum Interest Rate: % N/A

Day Count Convention
[X] Actual/360 for the period from 12/04/2000  TO  12/04/2002.
[ ] Actual/Actual for the period from            to
[ ] 30/360 for the period from            to

Redemption
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of Principal Amount.

Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

Original Issue Discount:      [ ] Yes      [X] No
       Total Amount of OID:       Yield to Maturity:
       Initial Accrual Period:

Form:   [X] Book Entry            [ ] Certificated

Agents:  DEUTSCHE BANK SECURITIES INC.                          BANC OF AMERICA SECURITIES LLC
         CHASE SECURITIES INC.                                  J.P. MORGAN SECURITIES INC.
         MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED     UBS WARBURG LLC

Agents acting in the capacity as indicated below:
       [ ]  Agent                [X]  Principal

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The Agents have severally agreed to purchase from HomeSide Lending, Inc.
("HomeSide"), and HomeSide has agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.

    Agent                                           Principal Amount of Notes
    ---------------                                 -------------------------
    DEUTSCHE BANK SECURITIES INC.                          $30,000,000
    BANC OF AMERICA SECURITIES LLC                           9,000,000
    CHASE SECURITIES INC.                                    9,000,000
    J.P. MORGAN SECURITIES INC.                              9,000,000
    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED       9,000,000
    UBS WARBURG LLC                                          9,000,000
                                                           -----------
    TOTAL                                                  $75,000,000

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [X] The Notes are being offered at a fixed public offering price of 100%
           of principal amount.
If as agent:
       [ ] The Notes are being offered at a fixed initial public offering price of __% of Principal Amount.

Other/Additional Provisions: